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                                                                    Exhibit 99.1


                                  RISK FACTORS

     Any one or more of the following factors may cause our actual results for various financial reporting periods to be materially different from those expressed in any forward looking statements we may make or others may make for us. See "Cautionary Statement Regarding Forward-Looking Statements" contained herein in Part I on our quarterly report on Form 10-Q for the quarter ended September 30, 2000.

Reserves

     We maintain reserves for future policy benefits and unpaid claims expenses. These reserves include policy reserves and claim reserves established for our individual disability insurance, group insurance, and individual life insurance products. Policy reserves represent the portion of premiums we receive which we reserve to provide for future claims. Claim reserves represent funds we allocate to make future payments which although not yet due, correspond to claims we have already incurred, primarily relating to individual disability and group disability insurance products. These reserves do not represent an exact calculation of our future benefit liabilities, but are instead estimates of our future benefit liabilities based on actuarial and statistical procedures. We cannot assure you that our reserves will be sufficient to fund our future benefit liabilities in all circumstances. Future losses could require us to increase our reserves, which would adversely affect our earnings in current and future periods. In addition, we may need to adjust our reserve amounts if our actual experience differs from our assumptions regarding:

     . morbidity rates or the incidence of claims and the rate of recovery, including the associated effects of inflation and other societal and economic factors;

     .    persistency;

     .    mortality rates; and

     .    interest rates used in calculating the reserve amounts.

Capital Adequacy

     Our capacity for growth in premiums is based in part on the amount of our statutory surplus, a measurement of our capital used by insurance regulators. Maintaining appropriate levels of statutory surplus, as measured by our state insurance regulators, is considered important by our state insurance regulatory authorities and the private agencies that rate our claims-paying abilities and financial strength. Our failure to

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maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities, or a downgrade by the private rating agencies.

     Effective in 1993, the National Association of Insurance Commissioners adopted a risk-based capital formula, which prescribes a system for assessing the capital adequacy for all life and health insurers. The basis of the system is a risk-based formula that applies prescribed factors to the various risk elements in a life and health insurer's business to report a minimum capital requirement proportional to the amount of risk assumed by the insurer. The life and health risk-based capital formula is designed to measure the following risks annually:

     .    the risk of loss from asset defaults and asset value fluctuation;

     .    the risk of loss from adverse mortality and morbidity experience;

     . the risk of loss from mismatching of asset and liability cash flows due to changing interest rates; and

     .    business risks.

     The formula is used as an early warning tool to identify companies that are potentially inadequately capitalized. The formula is intended to be used as a regulatory tool only and is not intended as a means to rank insurers.

Disability Insurance

     Disability insurance may be affected by a number of social, economic, governmental, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the demand for and underwriting results from disability products. Economic conditions affect not only the market for disability products, but also significantly affect the claims rates and length of claims. The climate and the nature of competition in disability insurance have also been markedly affected by the growth of social security, workers' compensation, and other governmental programs in the workplace. The nature of that portion of our outstanding insurance business that consists of noncancelable disability policies, whereby the policy is guaranteed to be renewable through the life of the policy at a fixed premium, does not permit us to adjust our premiums on in-force policies on account of changes resulting from the factors listed above. Disability insurance products are important products for us. To the extent that our sales of disability products decrease or the claims related to our products increase significantly, our business or results of operations could be materially negatively affected.

Industry Factors

     All of our businesses are highly regulated and competitive. Our profitability is affected by a number of factors, including:

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     .    rate competition;

     .    frequency and severity of claims;

     .    lapse rates;

     .    government regulation;

     .    interest rates; and

     .    general business considerations.

     There are many insurance companies which actively compete with us in our lines of business, some of which are larger and have greater financial resources than we do, and we cannot assure you that we will be able to compete effectively against such companies in the future. In addition, if our sales growth is less than we have projected, it would affect our profitability.

     The modernization of the financial services industry as a result of the Gramm-Leach-Bliley Act of 1999 is also likely to affect our future prospects. This legislation may create stronger competition for us by eliminating many federal and state barriers to affiliation among banks and securities firms, insurers, and their financial service providers. The legislation also grants authority to national banks and some state banks to engage in certain aspects of the insurance business, which may increase our competition. Besides the potential for increased competition, the legislation will result in new privacy rules and in uniform laws and regulations governing the licensure of insurance agents, all of which could affect our business.

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